Exhibit 99

1. Name and Address of Reporting Person:

   Time Warner Inc.

   One Time Warner Center

   New York, New York 10019

2. Issuer Name and Ticker or Trading Symbol:

   Central European Media Enterprises Ltd. CETV

3. Statement for Month/Day/Year

   March 2, 2011

This Form 4 is being filed on behalf of Time Warner Inc.

("Time Warner"), TW Media Holdings LLC ("TW LLC"),

a wholly-owned subsidiary of Time Warner and Time Warner

Media Holdings B.V., a wholly-owned subsidiary of TW LLC

(collectively, the "Reporting Person"). The designated filer of this Form 4 is Time Warner. The Reporting Person's address is One Time Warner Center, New York, NY 10019.

TW Media Holdings LLC

By:   /s/ Brenda C. Karickhoff

  Brenda C. Karickhoff

Its:  Senior Vice President

Time Warner Media Holdings B.V.

By:   /s/ Michael Del Nin

  Michael Del Nin

Its:  Managing Director

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